UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 15, 2020

MERUS N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	001-37773	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Yalelaan 62

3584 CM Utrecht

The Netherlands

(Address of principal executive offices) (Zip Code)

+31 85 016 2500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, €0.09 nominal value per share	MRUS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2020, Mark Throsby, Ph.D. resigned as the Executive Vice President and Chief Scientific Officer of Merus N.V. (the “Company”) to pursue other opportunities with an effective date of July 31, 2020. Mr. Throsby has agreed to remain with the Company during this transition period to facilitate a handover of tasks and knowledge. Mr. Throsby has overseen research at the Company for eleven years, and has made significant contributions to establishing and growing the Company’s Biclonics® and TriclonicsTM platforms for the generation of multispecific antibodies, and to the research and development the Company’s pipeline of pre-clinical and clinical innovative therapeutic antibody candidates. The Company is grateful for his work, both to date and as planned through the transition period. In connection with his departure, Mr. Throsby has entered into a Settlement Agreement with the Company, pursuant to which Mr. Throsby will be entitled to receive a severance payment equal to 8 months of his annual salary and amortized bonus. Further, subject to Mr. Throsby’s continued compliance with the terms and conditions of the Settlement Agreement, Mr. Throsby’s unvested equity awards granted to him under the applicable equity-based long-term incentive plan of the Company will continue to vest until October 31, 2020 as if Mr. Throsby had continued in full time service with the Company through such date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERUS N.V.

Date: April 16, 2020	By:	/s/ Sven A. Lundberg

	Name:	Sven (Bill) Ante Lundberg
	Title:	President, Chief Executive Officer and Principal Financial Officer